Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Fourth Quarter and Full Year 2015 Financial Results

Announces Total 2015 Investment Activity of $841.0 Million

Recent Quarter Highlights:

•	Reported fourth quarter 2015 total revenue of $40.4 million, up 105% year-over-year.

•
Generated fourth quarter normalized funds from operations (FFO) of $0.26 per share and OP unit on a fully diluted basis, an increase of 18% year-over-year, and net income per share of $0.06 on a fully diluted basis.

•	Fourth quarter investments of approximately $152.8 million comprised of 19 healthcare facilities totaling 494,567 leasable square feet and 3 mezzanine loans.

•	Declared quarterly dividend of $0.225 per share for the fourth quarter 2015, paid January 29, 2016.

•	Portfolio was 95.8% leased based on square footage as of December 31, 2015.

•	Increased gross leasable square footage by 9.3% in the fourth quarter 2015 to 5,799,337 square feet.

•	Closed an additional $105.6 million of investments subsequent to the quarter ended December 31, 2015.

•	Issued $150 million of unsecured notes on January 7, 2016, with an average maturity of 12 years at an average interest rate of 4.5%.

•	Raised $320.9 million of net equity proceeds from the upsized offering of 21,275,000 common shares on January 25, 2016 at a price of $15.75 per share

Milwaukee, WI - February 29, 2016 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the fourth quarter ended December 31, 2015.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “We are very proud of our operating performance and growth completed during the fourth quarter and all of 2015. As a pure play medical office and outpatient care real estate investor, the substantial majority of our revenues are provided by private pay tenants, and we have no exposure to nursing homes or senior housing facilities which are being negatively impacted by cost pressures and increasing supply. We appreciate the strong support by our investors in the follow-on offerings completed in October of last year and most recently on January 25, 2016, both of which further strengthened our balance sheet and positioned us for continued and sustainable growth. In these turbulent market and economic times, investors recognize the resilience of medical office real estate, and our industry-leading occupancy. Our target business is also highly fragmented, leading to opportunities for outsized growth through acquisitions. Our focus on the quality of our income has delivered normalized FFO of $0.26 per common share and OP Unit during the fourth quarter. From the beginning of the Company just over 2.5 years ago, we have always stressed the importance of building a great long term organization striving to achieve reliable rising dividends and total shareholder returns. We believe we are well on our way to continue delivering on our strong 2015 performance into 2016 and beyond.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter ended December 31, 2015 was $40.4 million, an increase of 105% from the same period in 2014. As of December 31, 2015, the portfolio was 95.8% leased. On a pro forma basis, if all of the 2015 fourth quarter acquisitions occurred on the first day of the fourth quarter, total revenue would have increased by an additional $1.8 million, to a pro forma total of $42.2 million.

Total expenses for the fourth quarter 2015 were $34.5 million, compared to $17.7 million in the fourth quarter 2014, or an increase of 95%. The increase in expenses was the result of an $8.2 million increase in depreciation and amortization, a $6.3 million increase in operating expenses, a $1.3 million increase in interest expenses, a $1.5 million increase in acquisition related expenses, and a $1.0 million increase in general and administrative expenses. Increases were partially offset by a $1.5 million reduction in impairment expenses. On a pro forma basis, if all of the 2015 fourth quarter acquisitions occurred on the first day of the fourth quarter, depreciation and amortization expense and operating expenses would have increased by an additional $0.7 million and $0.6 million, respectively.

Net income for the fourth quarter 2015 increased by almost 200%, to $5.9 million, compared to net income of $2.0 million for the fourth quarter 2014.

Net income attributable to common shareholders for the fourth quarter 2015 was $5.1 million, or $0.06 per diluted share based on 87.9 million weighted average shares outstanding.

Funds from operations (FFO) for the fourth quarter 2015 consisted of net income, less $0.1 million of net income attributable to noncontrolling interests for partially owned properties, plus $14.4 million of depreciation and amortization, less $0.1 million of depreciation and amortization expense for partially owned properties, less $0.4 million of preferred distributions, resulting in $0.22 per diluted share. Normalized FFO, which adds back $3.1 million of acquisition expenses, was $22.7 million, or $0.26 per diluted share.

Normalized funds available for distribution (FAD) for the fourth quarter 2015, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures and seller master lease and rent abatement payments, was $21.2 million, or $0.24 per diluted share for the fourth quarter 2015.

Recent Events

Dividend Paid

On January 4, 2016, our Board of Trustees authorized and we declared a cash distribution of $0.225 per common share and common OP Unit for the quarterly period ended December 31, 2015. The distribution was paid on January 29, 2016 to common shareholders and OP Unit holders of record as of the close of business on January 15, 2016.

January 2016 Notes Offering

On January 7, 2016, our operating partnership issued and sold $150 million aggregate principal amount of senior notes, comprised of (i) $15,000,000 aggregate principal amount of 4.03% Senior Notes, Series A, due January 7, 2023 (the “Series A Notes”), (ii) $45,000,000 aggregate principal amount of 4.43% Senior Notes, Series B, due January 7, 2026 (the “Series B Notes”), (iii) $45,000,000 aggregate principal amount of 4.57% Senior Notes, Series C, due January 7, 2028 (the “Series C Notes”) and (iv) $45,000,000 aggregate principal amount of 4.74% Senior Notes, Series D, due January 7, 2031 (the “Series D Notes,” and together with the Series A Notes, the Series B Notes and the Series C Notes, the “Notes”). The proceeds of the Notes were used to repay borrowings under our unsecured revolving credit facility and for general corporate and working capital purposes and funding acquisitions.

January 2016 Follow-on Equity Offering

On January 25, 2016, we completed a follow-on public offering of 21,275,000 common shares of beneficial interest, including 2,775,000 common shares issued upon exercise of the underwriters’ overallotment option, resulting in net proceeds to us of approximately $320.9 million. We contributed the net proceeds of this offering to our Operating Partnership in exchange for 21,275,000 OP Units, and our Operating Partnership used the net proceeds of the public offering to repay borrowings under our secured revolving credit facility and for general corporate and working capital purposes and funding acquisitions.

Investment Activity

In the quarter ended December 31, 2015, we completed $152.8 million of investment activity, including acquisitions of 11 healthcare properties located in 11 states totaling $142.6 million and 494,567 square feet and loan investments of $10.2 million. During 2015, we completed $841.0 million of investment activity, including acquisitions of 66 healthcare properties located in 22 states for an aggregate purchase price of approximately $818.6 million, 5 mezzanine loan investments totaling approximately $21.4 million, and 3 advances totaling approximately $1.0 million on a construction loan.

Since our January 19, 2016 press release, the Company has completed 7 acquisitions of 7 healthcare properties in 7 states containing an aggregate of 323,681 net leasable square feet. These investments total approximately $104.4 million and are summarized below. The Company also entered into 1 mezzanine loan for $0.5 million.
Great Falls Hospital. On January 25, 2016, the Company closed the acquisition a medical office facility in Great Falls, Montana, for a purchase price of approximately $29.0 million. The Company had previously provided a mezzanine loan in the amount of approximately $4.5 million to help fund a replacement surgical facility, which has now been completed. The facility is 63,254 square feet and adjacent to the Company’s Great Falls Clinic medical office facility acquired in the fourth quarter of 2015. This new facility replaced another surgical facility, moving it to a location more efficient to the physician owners and in closer proximity with the patients they serve. The first year unlevered yield on this investment is expected to be approximately 8.8%. The building is expected to be 100% occupied.
Monterey Medical Center ASC. On February 1, 2016, the Company closed the acquisition of a medical office facility in Stuart, Florida, for a purchase price of approximately $6.9 million. The 9,500 square foot facility is 100% leased. The primary anchor tenant is Treasure Coast Surgery Center. The first year unlevered cash yield is expected to be approximately 6.5%.
Physicians Medical Plaza MOB. On February 1, 2016, the Company closed the acquisition of a medical office facility in Indianapolis, Indiana, for a purchase price of approximately $8.5 million. The 40,936 square foot facility is located on the campus of St. Vincent Hospital, in Indianapolis, Indiana. St. Vincent is a flagship hospital in Ascension Health (S&P: “AA+”). The multi-tenant facility houses services in the areas of women’s health, oncology, and diagnostic imaging and is anchored by St. Vincent. The facility is 100% leased. The first year unlevered cash yield is expected to be approximately 7.0%.
Park Nicollet Clinic. On February 8, 2016, the Company closed the acquisition of a 56,600 square foot medical office facility in Chanhassen, Minnesota, a suburb of Minneapolis, for a purchase price of approximately $18.6 million. This single tenant MOB is 100% leased to and occupied by the Park Nicollet Clinic, a subsidiary affiliate of HealthPartners (S&P: “A”). The first year unlevered cash yield is expected to be approximately 6.8%.
HEB Cancer Center. On February 12, 2016, the Company closed the acquisition of an on campus medical office facility located on the campus of Texas Health Harris Methodist Hospital in Bedford, Texas, a Dallas-Fort Worth suburb, for a purchase price of approximately $14.0 million. The 38,182 square foot facility is 100% leased by Texas Oncology, a subsidiary of U.S. Oncology and McKesson Corporation (Moody’s: “Baa2”/S&P: “BBB+”). The first year unlevered cash yield is expected to be approximately 5.9%.
Riverview Medical Center. On February 26, 2016, the Company closed the acquisition of a medical office facility in Lancaster, Ohio for a purchase price of approximately $12.8 million. The facility is 73,465 square feet and is 100% leased, with Fairfield Medical Center (Moody’s: “Baa2”) leasing approximately 46% of the facility. The stabilized first year unlevered cash yield of this investment is expected to be approximately 7.8%.
St. Luke's Cornwall MOB. On February 26, 2016, the Company closed the acquisition of a medical office facility in Cornwall, New York, on the campus of St. Luke’s Cornwall Hospital, for an aggregate purchase price of approximately $14.6 million. The Cornwall facility is 41,744 rentable square feet and is 84% leased, with St. Luke’s Cornwall (Moody’s: “-Aaa”) leasing approximately 32% of the facility. The first year unlevered cash yield of these investments is expected to be approximately 7.0%.

2016 Acquisition Guidance

The Company expects to acquire between $750 million and $1 billion of total real estate investments in 2016, subject to favorable capital market conditions. This guidance is inclusive of any previously announced acquisitions, including those detailed in the “Recent Events” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Monday, February 29, 2016, at 10:00 a.m. ET to discuss its financial performance and operating results for the fourth quarter ended December 31, 2015. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Fourth Quarter Earnings Call or passcode 13627414. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning February 29, 2016, at 1:00 p.m. ET until March 23, 2016, at 11:59 p.m. ET, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International); passcode: 13627414. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. After February 29, 2016, the Company’s supplemental information package for the fourth quarter 2015 also will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of December 31, 2015, owned approximately 95.7% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed by the Company with the Commission on March 12, 2015.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Rental revenues	$31,863	$16,842	$103,974	$46,397
Expense recoveries	7,322	2,426	21,587	5,871
Interest income on real estate loans and other	1,219	426	3,880	1,066
Total revenues	40,404	19,694	129,441	53,334
Expenses:
Interest expense	3,392	2,058	10,636	6,907
General and administrative	3,549	2,573	14,908	11,440
Operating expenses	10,047	3,787	31,026	10,154
Depreciation and amortization	14,404	6,166	45,471	16,731
Acquisition expenses	3,129	1,643	14,893	10,897
Impairment loss	—	1,500	—	1,750
Total expenses	34,521	17,727	116,934	57,879
Income (loss) before equity in income of unconsolidated entity, gain on sale of investment properties, and noncontrolling interests:	5,883	1,967	12,507	(4,545)
Equity in income of unconsolidated entity	26	26	104	95
Gain on sale of investment properties	—	(2)	130	32
Net income (loss)	5,909	1,991	12,741	(4,418)
Net (income) loss attributable to noncontrolling interests:
Operating Partnership	(243)	(192)	(576)	695
Partially owned properties	(122)	(88)	(377)	(314)
Net income (loss) attributable to controlling interest	5,544	1,711	11,788	(4,037)
Preferred distributions	(398)	—	(1,189)	—
Net income (loss) attributable to common shareholders	$5,146	$1,711	$10,599	$(4,037)
Net income (loss) per share:
Basic	$0.06	$0.04	$0.15	$(0.12)
Diluted	$0.06	$0.04	$0.15	$(0.12)
Weighted average common shares:
Basic	83,761,536	48,145,409	72,750,724	33,063,093
Diluted	87,911,097	48,354,493	76,792,073	33,063,093

Dividends and distributions declared per common share and OP Unit	$0.225	$0.225	$0.900	$0.900

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
ASSETS
Investment properties:
Land and improvements	$130,788	$79,334
Building and improvements	1,284,863	644,086
Tenant improvements	9,243	5,614
Acquired lease intangibles	205,168	72,985
	1,630,062	802,019
Accumulated depreciation	(91,250)	(45,569)
Net real estate property	1,538,812	756,450
Real estate loans receivable	39,349	15,876
Investment in unconsolidated entity	1,322	1,324
Net real estate investments	1,579,483	773,650
Cash and cash equivalents	3,143	15,923
Tenant receivables, net	2,977	1,324
Deferred costs, net	7,037	4,870
Other assets	52,231	15,806
Total assets	$1,644,871	$811,573
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$395,000	$138,000
Mortgage debt	94,600	78,105
Accounts payable	644	700
Dividends payable	20,783	16,548
Accrued expenses and other liabilities	24,473	6,140
Acquired lease intangibles, net	5,950	2,871
Total liabilities	541,450	242,364

Redeemable noncontrolling interest - Operating Partnership and partially owned properties	26,960	—

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 86,864,063 and 50,640,863 common shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively.	872	510
Additional paid-in capital	1,129,284	586,017
Accumulated deficit	(109,024)	(51,797)
Total shareholders’ equity	1,021,132	534,730
Noncontrolling interests:
Operating Partnership	45,451	33,727
Partially owned properties	9,878	752
Total noncontrolling interests	55,329	34,479
Total equity	1,076,461	569,209
Total liabilities and equity	$1,644,871	$811,573

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended December 31,
	2015	2014
Net income	5,909	1,991
Net (income) attributable to noncontrolling interests - partially owned properties	(122)	(88)
Preferred distributions	(398)	—
Depreciation and amortization expense	14,390	6,166
Depreciation and amortization expense - partially owned properties	(135)	(66)
Gain on the sale of investment properties	—	2
Impairment charge	—	1,500
FFO applicable to common shares and OP Units	$19,644	$9,505
FFO per common share and OP Unit	$0.22	$0.18
Net change in fair value of derivative	(50)	(23)
Acquisition related expenses	3,129	1,643
Acceleration of deferred financing costs	—	37
Normalized FFO applicable to common shares and OP Units	$22,723	$11,162
Normalized FFO per common share and OP Unit	$0.26	$0.22
Normalized FFO applicable to common shares and OP Units	22,723	11,162
Non-cash share compensation expense	660	619
Straight-line rent adjustments	(2,738)	(1,474)
Amortization of acquired above/below market leases/assumed debt	681	184
Amortization of lease inducements	158	54
Amortization of deferred financing costs	420	293
TI/LC and recurring capital expenditures	(1,014)	(449)
Seller master lease and rent abatement payments	270	—
Normalized FAD applicable to common shares and OP Units	21,160	10,389
Normalized FAD per common share and OP Unit	0.24	0.20

Weighted average number of common shares and OP Units outstanding	87,911,097	51,654,244

This press release includes Funds From Operations, or FFO, and Normalized Funds Available For Distribution, or FAD, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income/loss available to common share and unit holders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Normalized FFO is calculated as FFO available to common share and unit holders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified in the table above. The Company believes that Normalized FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Normalized FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for the Company.

The Company defines Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO, non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases, amortization of deferred financing costs and amortization of lease inducements and includes cash payments from seller master leases and rent abatement payments. The Company believes Normalized FAD provides a meaningful supplemental measure of its ability to fund its ongoing distributions. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of the Company’s liquidity. Normalized FAD should be reviewed in connection with other GAAP measurements.